Exhibit 10.05

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”), effective as of June 1, 2012 (the “Effective Date”), by and between El Paso Electric Company, a Texas corporation (“Company”), and Thomas V. Shockley (“Executive”).
WHEREAS, Executive has been serving as Chief Executive Officer of the Company on an interim basis since early 2012; and
WHEREAS, the Company desires Executive to serve as its permanent Chief Executive Officer, and to remain a member of its Board of Directors, on the terms and conditions set forth herein, and to replace Executive's interim CEO compensation with the compensation and benefits set forth below; and
WHEREAS, Executive is willing, on the terms and subject to the conditions provided in this Agreement, to undertake the responsibilities contemplated herein, to furnish services to the Company as provided herein, and to be subject to certain employment restrictions and obligations;
NOW, THEREFORE, in consideration of the premises and the covenants herein contained and other good, valuable, and binding consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1
EMPLOYMENT

Section 1.01. Responsibilities And Authority. Executive shall continue to serve as the Company's Chief Executive Officer and as a member of its Board of Directors. The duties of Executive shall be those duties which can reasonably be expected to be performed by a person with the title of Chief Executive Officer. Executive shall report directly to the Board of Directors of the Company (the “Board”) and shall perform such other duties as may be assigned to him and as may be reasonably acceptable to him and consistent with carrying out his responsibilities under this Agreement.

Section 1.02. Acceptance Of Employment. Executive agrees, subject to the terms of this Agreement, to devote substantially all of his business time to advance the business of the Company. Nothing contained in this Agreement shall be construed so as to prevent Executive from investing his personal assets in such a manner and otherwise engaging in business transactions, and charitable and community service, in each case that are not inconsistent with the interests of the Company and that will not require a substantial portion of Executive's business time or otherwise interfere with the performance of his duties hereunder. Executive expressly represents and warrants to the Company that the Executive is not a party to any contract or agreement and is not otherwise obligated in any way, and is not subject to any rules or regulations, whether governmentally imposed or otherwise, which will or may restrict in any way the Executive's ability to fully perform the Executive's duties and responsibilities under this Agreement.

Section 1.03. Agreement Term. The term of this Agreement shall be for a period from the Effective Date through the earlier of (i) December 31, 2014 and (ii) such earlier date as Executive's employment hereunder ends (such period, the “Term”). The parties may agree mutually in writing to extend the Term or to shorten the Term upon appointment of a successor.

Section 1.04. At-will Employment. Notwithstanding anything else herein, Executive's employment with Company shall be at‑will and may be terminated during or after the Term by either party at any time for any or no reason, including by the Company either with or without cause, with no further payment obligations beyond such termination date other than those specified in Section 2.07 below if applicable.
ARTICLE 2
COMPENSATION AND INCENTIVES DURING THE TERM

Section 2.01. Base Compensation. During the Term, Executive's annualized base salary shall be $600,000 per annum. This base salary amount will be reviewed annually by the Board, which may, in its discretion, make appropriate annual merit increases. The compensation paid to Executive pursuant to this Section is hereinafter referred to as “Base Compensation.” In no event will the Base Compensation be reduced without Executive's consent. The Base Compensation shall be paid to Executive in installments in accordance with the Company's payroll policy as in effect from time to time.

Section 2.02. Annual Bonus. During the Term, Executive shall be eligible for an annual performance bonus (the “Annual Bonus”) which, except as set forth below regarding treatment on termination of employment, shall be under the terms of the Company's bonus plans in place from to time. Executive's annual target bonus opportunity during the Term will be 70% of annualized Base Compensation, with actual bonus based on completion of the performance goals under the Company's bonus plan. Executive's maximum Annual Bonus will be 200% of his target opportunity. The Annual Bonus for 2012 shall be prorated for seven months of service, reflecting the period from the Effective Date through December 31, 2012. If Executive's employment terminates during the Term due to his death or Disability (as defined in the LTIP), he or his estate will receive a prorated portion of his Annual Bonus for the fiscal year in which such termination occurs, which will be paid no later than 75 days following the end of such fiscal year. In addition, for the fiscal year ending December 31, 2014, to the extent the performance goals for such period are met, Executive will not forfeit his Annual Bonus if his employment ends on December 31, 2014, which Annual Bonus will be paid, to the extent earned, no later than 75 days following the end of such fiscal year.

Section 2.03. Discretionary Bonus. For each fiscal year during the Term, the Board or a committee of the Board will consider whether to award a discretionary bonus (in an amount up to $150,000 for fiscal 2012 and up to $350,000 for each of fiscal 2013 and fiscal 2014) to Executive based on parameters set by the Board or a committee of the Board. Such discretionary bonus may be paid in cash or in stock subject to a vesting schedule, as determined by the Board or a committee of the Board in its sole discretion.

Section 2.04. Equity Awards. The Company will issue the equity awards set forth below pursuant to separate award agreements under the El Paso Electric Company 2007 Long-Term

Incentive Plan (“LTIP”), except that the terms set forth in this Section 2.04 and Section 2.07 shall supersede the applicable terms of the LTIP. Executive shall be eligible to receive other equity awards as determined by the Board or a committee of the Board in its sole discretion.

(a)Sign-On Grant. On or promptly following the Effective Date, the Company will issue Executive a restricted stock award (the “Sign-On Grant”) under the LTIP of 10,000 shares of Company common stock. The Sign-On Grant shall vest 50% on the first anniversary of the Effective Date and 50% on the second anniversary of the Effective Date, in each case if Executive remains employed hereunder on such date.
(b)Long-Term Equity Award.
(i)On or promptly following the Effective Date, the Company will issue Executive a restricted stock award (the “Long-Term Award”) under the LTIP representing the number of shares of Company common stock determined by dividing $470,000 by the closing price of the Company common stock on the grant date as reported on the New York Stock Exchange (rounded down to the nearest whole share). The Long-Term Award shall be subject to performance conditions and become earned (between 0% and 200% of the initial number of shares) and vested based on the Company's total shareholder return over the three-year period ending December 31, 2014, under the same terms and conditions as the performance share awards granted to the Company's other executive officers in January 2012 for such three-year period; provided that to the extent the performance goals for such three-year period are met, (x) Executive's Long-Term Award will not be forfeited if his employment ends on December 31, 2014 and (y) if Executive is terminated without Cause (as defined in Section 2.07(c) below) after September 30, 2014 and signs the Release (as defined in Section 2.07(a) below), he will remain eligible to receive the earned portion of the Long-Term Award, which will become vested no later than March 15, 2015. If Executive's employment terminates during the Term due to his death or Disability (as defined in the LTIP), he or his estate will receive a prorated portion of his Long-Term Award at the 100% target level, which will be paid within 30 days following the end of the fiscal year in which such termination occurs.

(ii)Executive understands and acknowledges that the Company does not intend to grant annual long-term equity awards to Executive during 2013 and 2014.

Section 2.05. Other Benefits.

(a)During the Term, Executive shall be entitled to participate in all benefits plans available from time to time to senior executives of the Company including but not limited to the Company's Retirement Income Plan for Employees and Excess Benefit Plan, monthly car allowance, life insurance benefit coverage, and health and welfare benefit plans (including a requirement to take a Company-paid physical exam on an annual basis). In addition, Executive will have no less than 5 weeks of annual paid time-off. Executive will be reimbursed the cost of moving to the El Paso area in accordance with the Company's policies for an executive officer.

(b)During the Term, Executive will not receive separate compensation or benefits for his service as a member of the Board.

Section 2.06. Indemnification. The Company shall provide Executive with the same indemnification and insurance protection provided by Company from time to time to all of its officers and directors.
Section 2.07. Involuntary Termination; Change of Control.

(a)Involuntary Termination. Subject to subsections (b) and (d) below, if, during the Term, Executive's employment is terminated by the Company without Cause or by Executive within 60 days after he is removed from the position of Chief Executive Officer or has his duties as Chief Executive Officer materially reduced without his consent, and if Executive signs within 21 days following his termination date, and lets become effective, the release of claims attached hereto as Exhibit A (the “Release”), then Executive shall receive the following:

(i) a lump sum cash payment equal to the lesser of (i) 12 months of Base Compensation and (ii) the Base Compensation that would have been payable hereunder to Executive from the date of termination through December 31, 2014, in either case paid within 60 days following the date of termination;

(ii) pro-rated Annual Bonus for the year in which the termination occurs, calculated following the end of the year consistent with the annual bonus calculation for the other executive officers, paid within 75 days following the end of the year in which the termination occurs;

(iii) reimbursement of COBRA premiums for continued health insurance coverage, until the earlier of (x) 12 months following termination of employment, (y) commencement of employment with another employer or (z) the date on which Executive ceases to be eligible for COBRA; provided that the Company shall have the right to pay an equivalent amount in a lump-sum cash payment within 60 days following the date of termination;

(iv) accelerated vesting of the Sign-On Grant; and

(v) if the termination occurs after September 30, 2014, the Long-Term Award shall be treated as provided in Section 2.04(b)(i)(y) above.

For the avoidance of doubt, any payments or benefits pursuant to this subsection (a) shall not be duplicative of those set forth in subsection (b) below in the event of a termination without Cause upon or following a Change of Control (as defined in subsection (c) below).
(b)     Change of Control. In the event of a Change of Control during the Term, Executive shall receive the following (in lieu of any payments and benefits set forth in subsection (a) above):

(i)     a lump sum cash payment equal to 12 months of Base Compensation, paid on or within 15 days following the date of such Change of Control;
(ii)     pro-rated Annual Bonus calculated at “target”, paid on or within 15 days following the date of such Change of Control;
(iii)     if applicable, reimbursement of COBRA premiums for continued health insurance coverage, until the earliest of (x) 12 months following the date of such Change of Control, (y) commencement of employment with another employer or (z) the date on which Executive ceases to be eligible for COBRA; provided that the Company shall have the right to pay an equivalent amount in a lump-sum cash payment within 60 days following the date of Executive's termination of employment; and
(iv)     accelerated vesting of all Executive's then-outstanding equity awards (including the Sign-On Grant); provided that with respect to the Long-Term Award, the amount earned and vested shall be determined by the “Performance Period” thereunder being shortened to end upon such Change of Control in the manner and on the date determined by the Board or its committee in its sole discretion and the performance goals associated with such awards shall be measured based on performance achieved through the end of such shortened Performance Period and such awards shall become vested and payable (on the date of such Change of Control or such other date determined by the Board or its committee, but in no event later than 30 days following the Change of Control) on a prorated basis to reflect such shortened Performance Period, with the remaining portion of the Long-Term Award terminating.
(c)Definitions. For purposes of this Agreement and the equity awards granted hereunder, and notwithstanding any definition set forth in the LTIP or other Company plan or agreement:
(i)“Cause” shall mean the willful and continued failure by the Executive to perform his essential duties, or the engaging by the Executive in illegal conduct or misconduct in connection with Executive's employment that is materially injurious to the Company, in each case following written notice and a reasonable opportunity to respond, and a reasonable opportunity to cure the failure or cease any non-criminal misconduct. The determination that Cause exists shall be made by the vote of not less than a majority of directors who are then members of the Board.
(ii)“Change of Control” shall mean:
(A)the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership within the meaning of Rule 13d 3 promulgated under the Exchange Act, of 50% more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this definition;
(B)individuals who, as of the date of this Agreement (the “Effective Date”), constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a 11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(C)Consummation of a shareholder-approved reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individual or entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the

Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(D)approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event shall a “Change of Control” be deemed to have occurred as a result of the formation of a Holding Company. For the purposes hereof, “Holding Company” shall mean an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such Outstanding Company Voting Securities.
(d)     Succession Plan. The obligation of the Company to pay Executive the amounts due under Section 2.07(a) above is subject to the satisfaction of the requirements set forth in this Section 2.07(d). Executive shall have presented to the Board his succession plan covering succession in the event of the retirement, incapacitation or removal of any of the Company's senior officers (which shall mean Executive and each of the Company's executives who report directly to Executive and/or whose appointment is subject to the approval of the Board), and the Board shall have determined in its reasonable judgment that such plan is comprehensive and achievable. The Board and Executive shall work together to establish benchmarks and timelines for the delivery and consideration of a succession plan. Such plan shall include development plans for each senior officer, including consideration of the necessary skills for each senior officer position, the skills of the current senior officers and recommendations of methods either to recruit persons with additional skills needed to complement the senior officer group or to assist the current senior officers in developing such complementary skills. Executive and the Board will update the succession plan regularly and schedule a full review on a semi-annual basis and within 30 days following the departure of any senior officer. The Board will promptly provide Executive with any objections to the plan and will work together with Executive to remedy any deficiencies.

ARTICLE 3
ARBITRATION AND MEDIATION

Section 3.01. Mediation. Any dispute arising hereunder between Executive and Company (including any dispute over whether Company has properly terminated Executive for Cause) which cannot be resolved by them to their mutual satisfaction within a period of 14 days, unless mutually extended, shall first be submitted to mediation in El Paso, Texas, to a mediator selected pursuant to the rules of the American Arbitration Association (“AAA”). All costs of mediation incurred by Executive will be paid by the Company.
Section 3.02. Arbitration. If such mediation shall not result in an agreed settlement between the parties, the dispute will be promptly submitted to binding arbitration (conducted in El Paso, Texas, by a panel of three arbitrators) in accordance with the rules of the AAA then in effect. The results of such arbitration shall be binding and conclusive upon the parties hereto, and judgment on the award may be entered at the instance of either party in any court of competent jurisdiction. The dispute resolution procedure set forth in this Section may be initiated by either party upon five business days prior written notice to the other and after failure to resolve the dispute after the expiration of the 14‑day time period referred to in the preceding Section.

Section 3.03. Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings:

(a) The arbitration proceedings shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time.

(b) Any procedural issues not determined under the arbitral rules selected pursuant to item (a) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction.

(c) The Company will pay all arbitration, administrative, professional services and reasonable attorney fees for Executive in connection with such proceeding.

(d) The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement.

Section 3.04. Acknowledgement Of Parties. Each party acknowledges that he or it has voluntarily and knowingly entered into an agreement to arbitration under this Section by executing this Agreement.

ARTICLE 4
MISCELLANEOUS

Section 4.01. Notices. Any notice, demand or request to be given hereunder to either party hereto shall be deemed given and effective only if in writing and either (1) delivered personally to Executive or (in case of a notice to Company) to the Chairman of the Board of the Company with a copy to the General Counsel, or (2) sent by certified or registered mail, postage prepaid, to the address set forth on the signature page hereof or to such other address as either party may hereafter specify to the other by notice similarly served (or, in the case of Executive, to the address most recently set forth in the Company's employment records).

Section 4.02. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

Section 4.03. Modification. No modification or waiver of any provision hereof shall be made unless it be in writing and signed by both of the parties hereto.

Section 4.04. Scope Of Agreement. This Agreement constitutes the whole of the agreement between the parties on the subject matter, superseding all prior oral and written conversations, negotiations, understandings, and agreements in effect as of the date of this Agreement.

Section 4.05. Successors and Assigns. This Agreement shall not be assignable by the Company (other than to an affiliate of the Company or to any successor or assign of the Company) without the written consent of Executive; provided that no such assignment shall adversely affect Executive's rights or expectation to receive the financial benefits due him under this Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die or become disabled while any amount is owed but unpaid to Executive hereunder, all such amounts, unless otherwise provided herein, shall be paid to Executive's devisee, legatee, legal guardian or other designee, or if there is no such designee, to Executive's estate. Executive's rights hereunder shall not otherwise be assignable.

Section 4.06. Tax Payments, Withholdings And Reporting.

(a)Executive recognizes that the payments and benefits provided under this Agreement may result in taxable income to him which Company and its affiliates will report to the appropriate taxing authorities. Company shall have the right to deduct from any payment made under this Agreement any federal, state, local or foreign income, employment or other taxes it determines are required by law to be withheld with respect to such payments or benefits provided thereunder or to require payment from Executive which he agrees to pay upon demand, for the purpose of satisfying any such withholding requirement.
(b)     Section 409A.

(i) The benefits hereunder are intended to qualify for the short-term deferral exception from Section 409A of the U.S. Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder, as each may be amended from time to time (together, “Section 409A”) or, to the extent the short-term deferral exception is not available, as involuntary termination payments under Section 409A. Notwithstanding the foregoing, no Deferred Compensation Separation Benefits (as defined below) payable under this Agreement will be considered due or payable until and unless Executive has a “separation from service” within the meaning of Section 409A, and if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive's “separation from service” other than due to Executive's death, then any severance benefits payable pursuant to this Agreement and any other severance payments or separation benefits, that in each case when considered together may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) and are otherwise due to Executive on or within the six (6) month period following Executive's “separation from service” will accrue during such six (6) month period and will instead become payable (without interest) in a lump sum payment on the date six (6) months and one (1) day following the date of Executive's “separation from service.” All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.

(ii) For purposes of Section 409A of Internal Revenue Code of 1986, as amended, all expenses eligible for reimbursement hereunder shall be paid to Executive promptly in accordance with the Company's customary practices (if any) applicable to the reimbursement of expenses of such type, but in any event by no later than the last day of Executive's taxable year following the taxable year in which the expense was incurred, and the expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder.

(iii) Notwithstanding anything herein to the contrary, if Executive dies following his “separation from service” but prior to the six (6) month anniversary of the date of his “separation from service,” then any Deferred Compensation Separation Benefits delayed in accordance with this Section will be payable in a lump sum as soon as administratively practicable after the date of Executive's death, but not later than ninety (90) days after the date of Executive's death, and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(iv) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply; provided that in no event shall this clause increase the cost to the Company of providing any payments or benefits to Executive.

Section 4.07. Separate Counsel. Executive acknowledges that he has been advised by Company that before he signs this Agreement he should consult with an attorney.

Section 4.08. Severability. In the event any provision of the Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 4.09. Counterparts. This Agreement may be signed in several counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were on the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.
EL PASO ELECTRIC COMPANY

By: /s/ Michael K. Parks
Name: Michael K. Parks
Title: Vice Chairman of the Board

Address for Notice:
100 North Stanton
El Paso, Texas 79901

EXECUTIVE

/s/ Thomas V. Shockley
Thomas V. Shockley

Address for Notice
(if different than the address most recently set
forth in the Company's employment records):

Exhibit A - Form of Release and Waiver
Executive agrees to and does fully and completely release, discharge and waive any and all claims, complaints, causes of action, demands of whatever kind or nature which Executive has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date hereof (hereinafter “Executive Claims”). Executive agrees that this release and waiver specifically covers, but is not limited to, any and all Executive Claims which Executive has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Executive's employment with the Company, and to the cessation of such employment, based on statutory or common law claims for employment discrimination, including claims under Title VII, the Age Discrimination in Employment Act, Americans with Disabilities Act, the Texas Labor Code, and any and all discrimination or retaliation claims under state or federal law, wrongful discharge, breach of contract, defamation, intentional infliction of emotional distress, breach of fiduciary duty, or any other theory whether legal or equitable; provided, however, that this release shall not affect Executive's rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code.
Executive acknowledges that he has twenty-one (21) days to review and consider this release and waiver. Executive has also been advised verbally and by this writing of his right to consult with an attorney prior to executing this release and waiver. Executive is further aware that if he signs this release and waiver, he may revoke it for a period of seven (7) days following the day he signs it, and this release and waiver shall not be effective or enforceable until the revocation period has expired.

Exh. A-1